Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

June 3, 2015

FOR ADDITIONAL INFORMATION

Media	Investors

Ken Stammen	Randy Hulen (NiSource)
Communications Manager	Vice President
(614) 460-5544	(219) 647-5688
kstammen@nisource.com	rghulen@nisource.com

Deborah A. Henretta to join NiSource Board of Directors

MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) announced today that its Board of Directors elected Deborah A. “Deb” Henretta to the Board, effective upon the separation of Columbia Pipeline Group (CPG) from NiSource, which is expected to happen on July 1, 2015.

Ms. Henretta currently serves as Group President of Global e-Commerce at the Procter & Gamble Co., including serving as Head of Global Beauty Care, a role she held since 2012. She has held various senior positions throughout several P&G sectors, including Division President of Global Baby/Toddler & Adult Care and Division Vice President of Fabric Conditioners and Bleach.

Richard L. Thompson, Chairman of the NiSource Board, said: “Deb will bring a wealth of customer experience expertise to the NiSource Board, having held senior leadership roles at one of the world’s leading consumer packaged goods companies. Her insights will add value as we work to sustain a premier, customer-focused utility company that’s engaged in the communities we serve.”

Ms. Henretta has been a director at Corning, Inc., since 2013. She is a member of the Board of Executive Advisors at Williams College of Business. She also serves on the Board of Trustees at St. Bonaventure University and Cincinnati Children’s Hospital Medical Center. Previously, she served as a Director of Sprint Corp., Gillette India Ltd., and Procter & Gamble Hygiene & Health Care Ltd.

She holds a master’s degree in advertising research from Syracuse University and a bachelor’s degree in communications from St. Bonaventure.

As previously announced, upon the separation of CPG from NiSource, Joseph Hamrock, who currently serves as Executive Vice President and Group CEO will become NiSource President and CEO, and will join the Board. The following current NiSource Board members will remain with NiSource after the separation: Richard L. Thompson, Richard A. Abdoo, Michael E. Jesanis, Aristides S. Candris and Carolyn Y. Woo.

About NiSource

NiSource Inc. (NYSE: NI), based in Merrillville, Indiana, is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F